Exhibit 10.12

                    EMPLOYMENT AND NON-COMPETITION AGREEMENT

      THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT is made and entered into this 3rd day of April, 2000 by and among David Elias ("Employee"), Elias Asset Management, Inc., a Delaware corporation (the "Company"), and Community Bank, National Association, a national banking association ("CBNA").

                              W I T N E S S E T H:

      WHEREAS, the Employee is party to a Stock Purchase Agreement (the "Purchase Agreement") dated as of January 28, 2000, among the Employee, the Company, and CBNA, pursuant to which CBNA has agreed to acquire from Employee all of the outstanding capital stock of the Company. All initially capitalized terms which are used but not otherwise defined herein shall have the meanings specified in the Purchase Agreement;

      WHEREAS, the Employee is the sole shareholder and a director, officer and employee of the Company, and, as a result, the Employee has developed valuable relations with the Company's clients, vendors, and others with which the Company has business relations and has learned and developed valuable and proprietary information relating to its business and operations;

      WHEREAS, the Employee will continue as an officer and director of the Company, and to oversee the direction of the operation of the Company, following the acquisition by CBNA; and

      WHEREAS, in order to protect CBNA's interest in the Company, CBNA's obligation to consummate the transactions contemplated by the Purchase Agreement is conditioned upon the Employee entering into this Agreement and agreeing to the covenants contained herein; and

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      WHEREAS, the Employee, in order to obtain the balance of the purchase price for the sale of the Company to CBNA, must be provided with necessary assurances that he would be given appropriate autonomy in directing the operations of the Company to the extent that such direction is in the shared interests of the Employee and CBNA to maximize the revenues and earnings of the Company.

      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

      1. Employment and Duties. On the terms and subject to the conditions set forth herein, the Company hereby employs the Employee to serve as the President, Chief Executive Officer and Chief Investment Officer of the Company. The Employee shall report to Michael A. Patton, Regional President/Trust Officer of CBNA or, in his absence, Sanford A. Belden, President and Chief Executive Officer of CBNA. The Employee shall perform the regular duties of his position and such other incidental and customary duties commensurate with his position, as well as any other duties consistent with his position, duties and responsibilities prior to the date of this Agreement, as from time to time reasonably assigned to the Employee by the Board of Directors of the Company, and have the requisite power and authority to fulfill his obligations which are consistent with his general authority, power, duties and responsibilities prior to the date of this Agreement. Additionally, Employee shall be requested to serve on the Board of Directors of the Company throughout his employment tenure.

      Consistent with his responsibilities prior to the date of the Agreement, Employee's duties shall include the oversight of overall direction of the Company, including serving as the Chief


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Investment Officer and lead sales person for Company; the promotion and retention of client relationships; the training, selection and education of staff; administrative duties consistent with his position; and serving as lead person for business development and consideration of future acquisitions by the Company. The Employee shall perform his duties to the best of his abilities and devote his full working time and attention (except for reasonable activities with professional and civic organizations consistent with his position and past practice) to the business and affairs of the Company, and act in good faith in the Company's best interests but consistent with his objective of receiving the portion of the Purchase Price for the Shares that has been withheld pursuant to the Purchase Agreement. The Company shall maintain its principal office in the Amherst-Williamsville, New York area, and in no event will the Employee be required to relocate from that area without his consent, provided, that the Company may move its principal office in the greater Buffalo, New York area if there is a substantial business reason to do so.

      2. Base Salary. The Employee shall receive a base salary of $300,000 per year, payable by the Company in accordance with its usual payroll policies for the term of this Agreement. The amount of base salary will be reviewed annually to determine any appropriate increases but will not be decreased during the term of this Agreement (as adjusted, the "Base Salary").

      3. Incentive Compensation. The Employee shall be entitled to receive incentive compensation in accordance with the following provisions:

            (a) Annual Incentive Bonus. The Employee shall be entitled to an annual incentive bonus during his employment under this Agreement based on a percentage of the Company's "Annual Adjusted Net Income" calculated as follows:


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                  (i) For each fiscal calendar year including and following the
Closing Date, the Company shall budget and allocate an amount equal to 40% of the "Gross Revenues of the Company" (defined below), which amount shall be available for distribution to the Company's parent ("CBNA Revenue Portion");

                  (ii) Upon the completion and delivery by independent auditors of Community Bank System, Inc., a Delaware corporation and the parent bank holding company of CBNA ("CBSI"), of the annual audited consolidated financial statements of CBSI and its subsidiaries (the "Audited Financial Statements") but no later than April 5th of each fiscal calendar year, Employee shall be entitled to an annual incentive bonus equal to the following percentages of the Company's "Annual Adjusted Net Income" (defined below):

      "Annual Adjusted Net Income"          Employee          CBNA (Parent)
      ----------------------------          --------          -------------

             First $500,000                   100%                None

             Above $500,000                    60%                 40%

      Employee shall be deemed to have earned such bonuses, if at all, on the first day of the calendar fiscal year (or the first day immediately succeeding the applicable Interim Period) after the calendar fiscal year (or the Interim Period) to which each such bonus relates.

      If at any time during the term of this Agreement, there shall occur a substantial change in the business of the Company (including without limitation, as a result of any material corporate restructuring of the Company) as compared to the business conducted by it during the five-year period immediately preceding the Closing Date, which change as a whole Employee reasonably believes would materially and adversely affect the ability of the Employee to earn all or any


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portion of the annual incentive bonuses, then CBNA and Employee shall negotiate in good faith for the determination of whether adjustments to the calculation of Annual Adjusted Net Income and the percentages in the table above to equitably account for any such change in the business of the Company are warranted and, if so, the amount of such adjustments, provided that no such adjustments, as a whole, shall adversely affect the ability of Employee to earn annual incentive bonuses in any material respects. In the event that the Company and Employee cannot agree on whether such an adjustment is warranted or on the amount of such adjustment within sixty (60) days of the consummation of such a substantial change, the dispute shall be submitted to a mutually acceptable nationally recognized independent accounting firm (other than a firm then used by the Company or Employee or their respective affiliates, unless otherwise agreed to by the parties) (the "Firm"). The parties shall instruct the Firm to determine, no later than sixty (60) days after submission, whether appropriate adjustments to the calculation of Annual Adjusted Net Income and the percentages in the table above are warranted and, if so, the amount of such adjustments, to equitably account for such change in the business of the Company. The determination of the Firm shall be binding upon the parties. The Employee and the Company shall each pay one-half of the fees and expenses of the Firm incurred in connection with such determination.

      In addition, in the event that, as a result of any such change in the business of the Company, the Company proposes to modify the duties and responsibilities of the Employee such that the Employee is reasonably expected to devote substantially more working time in his performance of such duties and responsibilities as compared to those before such modification, then the Company and Employee shall negotiate in good faith with respect to such modification


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(and the Company shall not so modify except with the consent of the Employee)
and, to the extent that Employee's duties and responsibilities hereunder are substantially modified, for adjustments to the Base Salary under this Agreement to properly compensate the Employee for such modification.

                  (iii) "Annual Adjusted Net Income" for purposes on this Agreement shall mean the Company's net income as determined consistent with its past practice in connection with the preparation of its financial statements (subject to the change in the Company's accounting methods to the accrual basis and the related adjustments) in accordance with generally accepted accounting principles ("GAAP") consistently applied, but with the following adjustments being made:

                        (1) A deduction shall be made in an amount equal to CBNA Revenue Portion (defined in Section 3(a)(i)) for the applicable fiscal year in calculating the Annual Adjusted Net Income;

                        (2) No deduction will be made in the calculation of the net income (i) with respect to the amortization of goodwill or other intangible assets (if any) arising from, or costs incurred by the Company in connection with, the acquisition of the Company by CBNA, (ii) for income taxes applicable to the Company's operations, or (iii) for the accrual or payment of any annual incentive bonuses payable to Employee, or grant by CBSI of options or stock to Employee;

                        (3) No expense will be charged in the calculation of net income with respect to premiums for key-man life and disability insurance policies;


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                        (4) Only an amount equal to the incremental increase in
policy premiums resulting from the extension of coverage under CBSI's D&O and professional liability insurance policies to directors, officers, and employees of the Company but in no event more than $5,500 per annum will be charged to the Company's net income during the first two years of this Agreement (thereafter, any increase in such amount shall be based solely upon loss experience and the growth of the business of the Company); and

                        (5) No deduction shall be made for any inter-company charge made by CBNA (or any of its affiliates) to the Company, to the extent that such charge exceeds the arm's-length charge for the same or similar goods or services.

                  (iv) "Gross Revenues of the Company" for purposes of this Agreement shall mean all revenues of the Company as determined in accordance with GAAP consistently applied, recognizing the need for transitional adjustments to be made by the parties in the first year in order to cause the accounting of the Company to conform to the requirements of GAAP. In determining Gross Revenues of the Company, reimbursement for closed accounts and fees paid in fee sharing arrangements shall be excluded.

                  (v) Unless partially or fully deferred by Employee pursuant to
Section 3(b) below, the annual incentive bonus determined above shall be paid to Employee no later than April 5th of the calendar year following the applicable calendar year of determination. (For example, the Annual Incentive Bonus for calendar year 2000 shall be paid no later than April 5, 2001.)

                  (vi) Notwithstanding anything to the contrary in this Section, the amount of the annual incentive bonus, if any, with respect to (A) the period between the Closing


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Date and the end of the calendar year in which the Closing takes place, or (B)
except as otherwise expressly provided in this Agreement, any period during the term of this Agreement where the remaining term shall be less than a full calendar year (each period described in clause (A) or (B), an "Interim Period"), shall be determined by adjusting on a consistent basis all of the figures and parameters used in the calculation set forth in this Section, as well as the amount of annual incentive bonuses, on a pro rata basis, based upon the number of days in the Interim Period in question and 365 days per calendar year (366 days if any Interim Period shall occur in calendar year 2000 or 2004).

            (b) Deferral of Payments. At the option of Employee, he may elect to defer receipt of all or part of the annual incentive bonus determined in Section 3(a) by filing with Employer a written election to defer receipt of the bonus, provided that the written deferral election is received by the Company prior to the applicable year during which the bonus will be earned. (For example, to defer receipt of annual incentive bonus payable with respect to calendar year 2001, Employee must file a written deferral election with Employer prior to January 1, 2001.) Amounts deferred pursuant to this subsection may be invested in such vehicles and upon such terms as are generally available to senior management officers of CBNA or CBSI through its Deferred Compensation Plan for Executives.

            (c) Incentive Stock Options and Awards. The Employee shall participate in CBSI's 1994 Long-Term Incentive Compensation Program ("Program"), as amended or replaced from time-to-time and as administered by the Personnel Committee. Awards shall be made in such amounts and under such terms and conditions as determined solely by the Personnel Committee pursuant to the terms of the Program, and awards ordinarily will reflect Employee's


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Base Salary in effect at the time of the award. Employee shall be eligible to receive stock options and other incentive compensation awards starting in January, 2001 consistent with the current administration of the Program.

      4. Fringe Benefits.

            (a) Benefit Plans The Employee shall be entitled to participate in all standard employee benefit plans offered to full-time management employees of CBNA and CBSI. The Employee's eligibility for and participation in such plans shall be governed by and subject to the terms and conditions of the official plan documents of each plan except that for all purposes of this Agreement and for eligibility, vesting and benefit accruals under CBSI's and CBNA's employee benefit and welfare plans, Employee shall be given past service credit for previous service with the Company.

            (b) Expenses. The Company shall reimburse the Employee for reasonable business expenses incurred by the Employee in the performance of his duties hereunder upon submission of expense statements or vouchers and such other reasonable supporting information as may be required. Reimbursed expenses may be reviewed by the Company's Board of Directors on a quarterly basis.

            (c) Other Benefits. During the term of this Agreement, Employee shall also be entitled to receive the following benefits:

                  (i) Paid vacation of four weeks during each calendar year (with no carry over of unused vacation to a subsequent year) and any public holidays provided to employees of the Company in accordance with its holiday policy;

                  (ii) Reasonable sick leave;


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                  (iii) Reimbursement of membership fees incurred by Employee at clubs to which Employee currently belongs, consisting of the Buffalo Club, Union Club of Cleveland (non-resident member fees only), Canterbury Golf Club (non-resident member fees only) and the Country Club of Buffalo;

                  (iv) The use of a Company owned or leased automobile similar to his current vehicle, with the selection of a comparable replacement being subject to the consent of the President and CEO of CBSI; and

                  (v) The rights to continue health coverage for the Employee and his spouse under the health insurance plan in effect prior to the date hereof, namely Traditional Blue Cross / Blue Shield.

      5. Term and Termination.

            (a) The Employee's employment under the terms set forth shall commence on the date hereof and shall continue for a period of five (5) years; provided, however, that the Employee's employment shall terminate earlier upon the occurrence of (i) the Employee's death; (ii) the Employee's Disability (as defined below); (iii) the Company's termination of the Employee's employment for Cause (as defined below); (iv) the Company's termination of the Employee's employment without Cause, (v) the Employee's voluntary termination of his employment for any reason upon thirty (30) days' prior written notice to the Company; or (vi) Employee's termination for Good Reason (as defined below).

            (b) For purposes of this Agreement:

                  (i) "Cause" means (A) the Employee's material breach of any material provision of this Agreement; (B) the Employee's fraud, dishonesty, theft or embezzlement


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involving any material injury to the Company, including without limitation, its reputation; (C) the Employee's willful and knowing misconduct in performing his duties hereunder that results or could result in material harm to the Company;
(D) the Employee's refusal to perform or substantial neglect of any duties hereunder; (E) the Employee's violation of any reasonable written directions of the Company's Board of Directors consistent with the terms of this Agreement;
(F) knowing participation (whether before or after execution of this Agreement) in a violation of the Investment Advisers Act of 1940, as amended, or the rules and regulations thereunder, which results in material injury to the Company, including without limitation, its reputation, and/or (G) the Employee's indictment, conviction, guilty plea or plea of nolo contenders of a crime punishable as (1) a felony or misdemeanor involving conversion, misappropriation, larceny, theft, embezzlement or (2) any other felony which could reasonably be expected to cause a material injury to the Company (including without limitation, its reputation), in case of either clause (1) or
(2), regardless of whether such crime involves the Company; provided, however, that the Company shall not be entitled to terminate the Employee for Cause under clauses (A), (C), (D) or (E) above unless it has provided the Employee with written notice specifying the nature of the activity or omission constituting Cause and the Employee has failed to commence, within 15 days after receipt of such notice, his good faith, reasonable effort to cure the same, or has failed to complete the cure within 60 days after receipt of such notice; it being understood that, with respect for any specific circumstance or fact constituting a reason for termination for Cause, the Company shall only be obligated to provide notice and an opportunity to cure only one time under this Agreement; and


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                  (ii) "Disability" means (A) being declared physically or
mentally disabled by either a disability insurance carrier which provides disability insurance for the Employee or by a licensed physician who has examined or is treating the Employee, and such disability continues for a total of 180 days in any 12-month period, and subject to any statutory duty to reasonably accommodate Employee's disability; or (B) the Employee being, for any physical or mental reason, unable to maintain full-time active participation in the Company's business for a total of 180 days in any 12-month period; provided, however, that nothing in this Agreement shall require, result in or permit termination by reason of Disability in violation of applicable law, including, without limitation, the Americans with Disabilities Act and any statutory duty to reasonably accommodate Employee's disability.

                  (iii) "Good Reason" means resignation by the Employee based on the occurrence of one of the following events, in each case without the consent of Employee, with respect to which event Employee gave written notice of the existence of facts or circumstances forming the basis thereof, and the Company shall have failed to begin its good faith, reasonable efforts to cure the same within 15 days of receipt of the notice or failed to complete the cure within 60 days of the receipt of the notice:

                  (A) a material change in the nature or scope of Employee's authority or responsibility (as compared to his authority or responsibility prior to such change) or removal from the Company's Board of Directors, or

                  (B) a reduction in Employee's total compensation (including Base Salary, incentive bonus, and benefits) which Employee is entitled to under the term of this Agreement, or


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                  (C) a change in the general location where employee is
required to perform services, unless the location of the Company's principal offices is moved pursuant to Section 1, in which case the general location where Employee shall perform his duties and responsibilities under this Agreement shall be at the new location of such principal offices, or

                  (D) any material breach of this Agreement by the Company, or

                  (E) the relocation of the Company's principal office from Amherst-Williamsville, New York, except as permitted by Section 1; or

                  (F) any diminution in the title of Employee, or

                  (G) if Employee does not report directly to either Messrs. Belden or Patton, or neither of such persons hold executive positions with CBSI, CBNA or their respective successors, except as a result of the death of Messrs. Belden or Patton.

            (c) If Employee's employment is terminated pursuant to Section 5(a)(i), (ii), (iii) or (v), the Employee shall be paid hereunder only for the period up to the date of such termination (the "Termination Date") as well as compensation, including incentive bonuses, that is vested, accrued or earned and not previously paid and/or as provided in the benefit plans referred to in
Section 4 above.

            (d) If Employee's employment is terminated by the Company without Cause pursuant to Section 5(a)(iv) or if Employee terminates his employment with the Company for Good Reason pursuant to Section 5(a)(vi), the Company shall, at its sole option, either (1) pay Employee severance pay equal to the Base Salary and Estimated Incentive Bonuses (as defined below) that Employee would have otherwise received during the remaining term of this Agreement (the "Severance Period"), which severance shall be paid commencing with the date of


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termination at the times and in the amounts such Base Salary and annual incentive bonuses would have been paid in accordance with the Company's normal payroll practices or pursuant to this Agreement, or (2) the Company shall unconditionally release Employee from the obligations under Section 7(a) of this Agreement. As used in this Agreement, "Estimated Incentive Bonus" means the average annual incentive bonuses per annum paid by the Company to Employee in respect of the previously completed fiscal calendar year(s) or, if none, an amount provided in Section 6(a)(ii). Notwithstanding anything to the contrary, in the event that Employee shall breach Section 7 hereof, in addition to any other remedies the Company may have, all of the Company's obligations to make payments pursuant to this Section 5(d) shall cease and Employee's rights thereto shall immediately terminate and shall be forfeited in all respects. Payment made in accordance with this Section 5(d) shall operate to fully discharge and release the Company and its affiliates and agents from any further liability or obligation with respect to Employee's employment and termination of employment. The payment of amounts under this Section 5(d) shall be conditioned upon the delivery by the Employee to the Company of a release in form and substance reasonably satisfactory to the Company.

      6. Change of Control.

            (a) In the event that Employee's employment with the Company is terminated during the term of this Agreement for Good Reason by Employee or without Cause by the Company, in each case within 2 years following a "Change of Control" (defined in Section 6(c) below), then, subject to the limitation in
Section 6(b) below, the Company shall:

                  (i) Pay the Employee an amount equal to 2.9 times his Base Salary in effect at the time of the Employee's termination under this
      Section 6(a);


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                  (ii) Pay the Employee an amount equal to 2.9 times the average annual incentive bonus earned by Employee pursuant to Section 3(a) during the term of this Agreement prior to Employee's termination under this
      Section 6(a) (any annual incentive bonus earned with respect to an Interim Period shall be annualized on a per diem basis for the purposes of this
      Section 6(a)(ii)); provided, however, that if such termination occurs prior to July 1, 2002, the average annual incentive bonus shall be deemed to be THREE HUNDRED THOUSAND DOLLARS ($300,000) per annum;

                  (iii) Provide Employee with benefits, or cash equivalent of such benefits, which were being provided to Employee for a period of 2 years following Employee's termination under this Section 6(a); and

                  (iv) Fully vest, and treat as immediately exercisable, all unexpired stock options in CBSI common stock that are not otherwise exercisable or that have not been exercised.

      Amounts payable under this Section 6(a) shall be paid to Employee in a lump sum (subject to any applicable payroll or other taxes required to be withheld) as soon as practicable following his termination.

            (b) If any portion of the amounts paid to, or value received by, Employee following a "Change of Control" (whether paid or received pursuant to this Section or otherwise), constitutes an "excess parachute payment" within the meaning of Internal Revenue Code Section 280G, then the parties shall negotiate a restructuring of payment dates and/or methods (but not


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payment amounts) to minimize or eliminate the application of Internal Revenue
Code Section 280G. If an Agreement to restructure payments cannot be reached within 60 days of the date the first payment is due under this Section, then payment amounts shall be limited to the extent necessary to avoid application of Internal Revenue Code Section 280G.

            (c) For purposes of this Section, a "Change of Control" shall be deemed to have occurred if:

                  (i) Any person, including a group as determined in accordance with Section 13(d)(3) of the Securities Exchange Act of 1934 ("Exchange Act"), is or becomes the beneficial owner, directly or indirectly, of securities of CBSI representing 30% or more of the combined voting power of CBSI's then outstanding securities;

                  (ii) As a result of, or in connection with, any tender offer or exchange offer, merger or other business combination (a "Transaction"), the persons who were directors of CBSI before the Transaction shall cease to constitute a majority of the Board of Directors of CBSI or any successor to CBSI;

                  (iii) CBSI is merged or consolidated with another corporation and as a result of the merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of CBSI (other than affiliates within the meaning of the Exchange Act, or any party to the merger or consolidation);

                  (iv) A tender offer or exchange offer is made and consummated for the ownership of securities of CBSI representing 30% or more of the combined voting power of CBSI's then outstanding voting securities;


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                  (v) CBSI transfers substantially all of its assets to another corporation that is not controlled by CBSI; or

                  (vi) The control or ownership of a majority of the stock or substantial portion of the assets or business of the Company is transferred to an entity which is not controlled by or under common control of CBSI.

            (d) The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Change of Control payments provided for in this Section shall be in lieu of any and all other severance benefits which Employee might be entitled to under any severance policy applicable to employees of the Company in general.

            (e) The non-compete provisions of Section 7(a) shall not be applicable if Employee's employment with the Company is terminated by Employee for Good Reason or by the Company without Cause, in each case within 2 years of a Change of Control under Section 6(a).

      7. Non-Competition and Non-Solicitation.

            (a) Non-Compete. The Employee agrees that during the term of this Agreement and (1) for a period of 12 months following the date of termination of his employment under this Agreement (the "Date of Termination") for any reason (other than for Good Reason, whether or not there was a Change of Control within 2 years thereof, or without Cause), (2) if Employee was terminated by the Company without Cause or if Employee terminated his employment hereunder for Good Reason, and in each case the Company elected to make payments under Section 5(d), then for a period equal to the duration of the Severance Period, or


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(3) if the parties do not renew this Agreement, and the Employee ceases to be employed by the Company, then for so long as the Company is making severance payments under Section 12, the Employee shall not, directly or indirectly, own, manage, operate, control or participate in the ownership (except for an equity interest of less than 5% in a publicly traded entity, provided that he is not a director or officer thereof), management, operation or control of, or be connected as an officer, employee, partner, director, individual proprietor, lender, consultant or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any entity or business (a "Competitive Operation") which competes in the business conducted by the Company in any area or market where such business is being conducted on the Date of Termination, unless authorized in writing by the Board of Directors of CBNA; provided, however, if termination of his employment for any reason occurs after the fifth anniversary of the date of this Agreement, the covenant shall expire, unless otherwise expressly provided herein. If requested from time to time by the Board of Directors of the CBNA and to the extent reasonably necessary or desirable to determine the violation of this Section 7 by Employee, Employee shall inform the Board with respect to any activity, interest, or investment that he is aware of in a Competitive Operation within the banking or investment industry in reasonable detail. The parties agree that public speaking, writing and communications regarding investments and economic activities do not constitute per se a Competitive Operation, so long as Seller is not providing management, investment or advisory services to any other Person (as such term is defined in the Purchase Agreement) (other than tax-exempt not-for-profit organizations) which conducts any business similar to the business then conducted by the Company, without regard to the area or market in which such business is being conducted by such Person.


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            (b) Non-Soflicitation. The Employee shall not directly or indirectly
(i) hire any employee of the Company, CBNA, or CBSI (or any affiliated entity of CBNA or CBSI), or induce or attempt to induce any such employee to leave the employ of his or her employer, or in any way interfere with the relationship between the Company, CBNA or CBSI, or affiliate of CBNA or CBSI and any employee thereof; or (ii) induce or attempt to induce any client, customer, supplier, licensee, licensor, distributor or other entity with a business relation with the Company to cease doing business with the Company or in any way interfere with the relationship between any such customer, supplier, licensee , distributor or business relation and the Company (including, without imitation, making any negative statements or communications about the Company) or, for a period of two (2) years after the termination of Employee's employment hereunder for any reason, directly or indirectly, conduct business in a Competitive Operation with any client or customer of the Company or any other prospective client or customer specifically and individually solicited by the Company (or its employees or agents) at any time during the one-year period immediately preceding the date of termination. For purposes of this Section 7(b)(i), Employee's spouse shall not be deemed an employee of the Company.

            (c) In the event of (i) a material breach by the Company of its obligations under this Agreement provided that the Employee has not materially breached this Agreement, and (ii) the Company's material breach is not cured within 30 days after the Company receives written notice from the Employee of such material breach (provided that if such material breach relates to the payment of compensation, the Company shall have only 3 days after its receipt of written notice from Employee to cure such breach), in each case after giving effect to any cure


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period afforded to the Company with respect to such breached obligation under this Agreement, the Employee, in addition to all other remedies available to him, shall be relieved of his obligations under Section 7(a) with respect to any portion of the non-competition period, provided that any issue raised by the Company as to whether a material breach under this Section has occurred has been the subject of a final adjudication by expedited arbitration, pursuant to the rules of the American Arbitration Association for commercial arbitration.

            (d) The Employee acknowledges that the restrictions set forth in
Section 7 are reasonable in scope and essential to the preservation of the operations and proprietary interests of the Company.

            (e) Nothing contained in this Agreement shall in any event limit the duration and enforceability of the non-competition provisions of the Purchase Agreement, which provisions were critical to the Company's determination to enter into the Purchase Agreement and to consummate the transactions contemplated by the Purchase Agreement.

      8. Revision. If, at the time of enforcement of this Agreement, a court shall hold that the duration, scope, geographic area or other restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope, geographic area or other restrictions deemed reasonable under such circumstances by such court shall be substituted for the stated duration, scope, geographic area or other restrictions. If the court shall hold that such a provision is wholly unenforceable, then such provision shall be severed from this Agreement, and the Agreement shall be enforced as if such provision never existed.

      9. Remedies. The Employee recognizes and agrees that in the event of a breach of Section 7 of this Agreement, money damages would be inadequate and the Company would have no adequate remedy at law. Accordingly, the Employee agrees that the Company shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Employee's obligations under this Agreement not only by an action or actions for damages, but also by an action or actions for specific performance, injunctive and/or other equitable relief, in either case without posting a bond or other security, in order to enforce or prevent any violations of Section 7 of this Agreement.

      10. Key Man Life Insurance. CBNA has heretofore obtained key man life insurance coverage on the life of Employee, subject to the consummation of the transaction contemplated by the Purchase Agreement. Employee shall cooperate and take all necessary and appropriate actions to maintain such coverage during the term of this Agreement. The premiums for such insurance shall be borne by CBNA and not included as an expense of the Company in the calculation of "Annual Adjusted Net Income" as set forth in Section 3(a)(iii).

      11. Rules, Regulations and Policies. The Employee shall abide by and comply with all reasonable rules, regulations and policies of the Company applicable to executives, including without limitation compliance with all laws and regulations to the extent the same are consistent with the terms of this Agreement.

      12. Renewal. Beginning no later than six months prior to the expiration of this Agreement, the parties shall commence good faith negotiations, to be completed by the expiration of this Agreement, for the Employee's continued employment by the Company. If Employee and Company cannot agree on the terms of Employee's continued employment by the expiration of this Agreement, and Employee ceases to be employed by Company, Employee shall be entitled to be paid as severance compensation and as additional consideration for the non-compete provisions set forth in Section 7 (the sufficiency of which is hereby acknowledged), one year of Base Salary based on the last full year of employment payable in equal installments in accordance with the Company's regular payroll practice over the year following termination of employment. In such event, the Employee shall also be entitled to receive an amount equal to one year of the Estimated Incentive Bonus, which amount shall be payable in a lump sum as soon as practicable after the termination of employment. If Employee's employment by Company is not continued after expiration of this Agreement as a result of Employee's decision not to accept a "bona fide offer" from Company, or Employee provides written notice of a lack of interest in extending the term of this Agreement, the Company shall not be obligated to continue to pay Employee's Base Salary as severance compensation. A "bona fide" offer from the Company shall be defined as a one year agreement with renewal option under substantially the same terms and substantially the same total compensation as provided for under the final year of this Agreement. Payments of Base Salary as severance compensation pursuant to this Section shall be reduced dollar for dollar to the extent Employee receives wages or self-employed income during the severance compensation period. For any period during which Employee's Base Salary is continued as severance compensation, Employee shall be eligible to continue to participate in Company's group-term life insurance plan and group health benefit plan as if Employee were an active, full-time employee of the Company. Employee's right to "COBRA" continuation coverage under Company's group health benefit plan shall commence as of the end of the period during which Base Salary is continued as severance compensation.

      13. Miscellaneous.

            (a) Assignment; Binding Agreement. This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other party, except that the Agreement shall be binding upon both parties and inure to the benefit of the Company's successor through a merger or corporate reorganization. Subject to the foregoing, this Agreement shall be binding upon the parties hereto and their respective heirs, administrators, legal representatives, successors, and assigns.

            (b) Waiver. No delay or omission in the exercise of any right, power or remedy hereunder shall impair any such right, power or remedy or be construed to be a waiver or any default or any acquiescence therein.

            (c) Entire Agreement; Amendment. This instrument and the non-competition provisions set forth in the Purchase Agreement contain the entire agreement of the parties with regard to the subject matter hereof, and this Agreement may not be amended except by an agreement in writing signed by the parties hereto.

            (d) Notices and Other Communications. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally (including delivery by courier service), transmitted by telecopy, or mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

                  (i) If to the Company or CBNA, notice shall be provided to the President and CEO of CBNA at:

                        Community Bank, NA

                        5790 Widewaters Parkway
                        Dewitt, New York 13214
                        Telephone:  (315) 445-2282
                        Facsimile:  (315) 495-2997
                        Attention:  Sanford A. Belden, President and CEO

                        with a copy to:

                        Bond, Schoeneck & King, LLP
                        One Lincoln Center
                        Syracuse, New York 13202
                        Attention:  George J. Getman, Esq.
                        Telephone:  (315) 422-0121
                        Facsimile   (315) 422-3598

                  (ii)  If to the Employee, to:

                        Mr. David Elias
                        31 Halston Parkway
                        E. Amherst, New York 14051
                        Telephone: (716) 688-4491
                        Facsimile: same as above (call first)

                        with a copy to:

                        Phillips, Lytle, Hitchcock, Blaine & Huber LLP 3400 HSBC Center
                        Buffalo, New York 14203
                        Attention: Frederick G. Attea, Esq.
                        Telephone: (716) 847-8400
                        Facsimile: (716) 852-6100

or to such other address as the party to whom notice is to be given may have previously furnished to the other party in writing in accordance herewith. Notice shall be deemed given on the date received (or if receipt thereof is refused, on the date of such refusal).

            (e) Return of Property. Upon termination of this Agreement, Employee shall forthwith return to Employer all documents and other property of any nature belonging to the Company.

            (f) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflict of law rules.

            (g) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but which together shall constitute one and the same agreement.

      IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                                        EMPLOYEE:


                                        ______________________________________
                                        David Elias


                                        COMMUNITY BANK, NA

                                        By: __________________________________
                                        Name: Sanford A. Belden
                                        Title: President and CEO


                                        ELIAS ASSET MANAGEMENT INC.

                                        By: __________________________________
                                        Name: David Elias
                                        Title: President and Chief Investment
                                               Officer